Exhibit 99.1

Editas Medicine Announces Second Quarter 2023 Results and Business Updates

On track to dose 20 total patients in the EDIT-301 RUBY trial for SCD and provide a clinical update by year-end

Commenced parallel patient dosing in the EDIT-301 EDITHAL trial for TDT and on track to provide a clinical update by year-end

Strengthened Executive Team with Appointments of Erick Lucera as Chief Financial Officer and Linda C. Burkly, Ph.D., as Chief Scientific Officer

CAMBRIDGE, Mass., August 2, 2023 – Editas Medicine, Inc. (Nasdaq: EDIT), a clinical-stage genome editing company, today reported financial results for the second quarter 2023 and business updates.

“We continued making significant progress against our strategic plan in the second quarter, specifically the advancement of our EDIT-301 program towards a BLA filing. The promising data we shared in June signal that EDIT-301 has the potential to be a clinically differentiated, one-time, durable medicine that can provide life changing clinical benefits to patients with sickle cell disease and beta thalassemia long term, specifically driving early and robust correction of anemia and sustained increases in fetal hemoglobin. The Editas team is excited and continues driving execution towards our goals,” commented Gilmore O’Neill, M.B., M.M.Sc., President and Chief Executive Officer, Editas Medicine. “I’m also excited to welcome our new Chief Financial Officer, Erick Lucera, and our new Chief Scientific Officer, Linda Burkly, to the Editas leadership team, where they will utilize their respective experiences to build our in vivo pipeline, advance us towards becoming a commercial-stage organization, and transform the lives of people living with serious diseases.”

Recent Achievements and Outlook

Ex Vivo Hemoglobinopathies

●	EDIT-301 for Sickle Cell Disease (SCD)
o	Editas Medicine remains on track to dose 20 total SCD patients in the RUBY trial by year-end.
o	The Company remains on track to provide an additional RUBY clinical update by year-end.
o

In June, Editas Medicine presented positive initial clinical safety and efficacy data from the RUBY trial in an oral presentation at the European Hematology Association (EHA) Hybrid Congress in Frankfurt, Germany, and in a Company-sponsored webinar.

●	EDIT-301 for Transfusion-dependent Beta Thalassemia (TDT)
o	Editas Medicine has commenced parallel dosing in the EDITHAL trial for TDT.
o	The Company remains on track to provide an additional EDITHAL clinical update by year-end.
o	In June, Editas Medicine presented positive initial clinical safety and efficacy data from the first patient treated in the EDITHAL trial in a Company-sponsored webinar.

Other Corporate Highlights

●	Leadership

Erick Lucera joined Editas as Chief Financial Officer

Mr. Lucera brings to Editas more than 30 years of financial, operational, and investment experience in life sciences, including driving financial decision-making and identifying and successfully closing strategic partnerships in the biotechnology field. Prior to joining Editas Medicine, Mr. Lucera most recently served as Chief Financial Officer of AVEO Pharmaceuticals, where he helped scale the company from a clinical-stage entity, through FDA approval and commercial launch, to its acquisition by LG Chem.

Linda C. Burkly joined Editas as Chief Scientific Officer

Dr. Burkly brings to Editas more than 35 years of experience in biotechnology as a research leader spanning the breadth of the drug discovery and development value chain. Her experience encompasses therapeutic areas of immunological, neurological, and rare genetic disorders. Linda also has a track record of contributing to the foundations of approved medicines and late-stage clinical candidates including Trogarzo®, Tysabri®, and Dapirolizumab (Phase 3), her role ranging across inventing therapeutic compositions, discovering novel pathway biology and uses of therapeutic compositions, co-authoring INDs, and leading project teams. Prior to joining Editas Medicine, Dr. Burkly held positions of increasing responsibility over a 37-year tenure at Biogen, most recently leading neuroscience-focused research teams as Vice President and Senior Distinguished Investigator from 2014 to 2022.

●	Manufacturing

Editas Medicine continues to advance its internal manufacturing and quality management capabilities. The Company is increasing its clean room capacity and is moving activities to a new Azzur facility in Devens, MA, expected to be completed in 2024. This new facility and increased capacity will support the scaling of the EDIT-301 program, including manufacturing clinical supply for the RUBY and EDITHAL trials and preparing the Company for commercial readiness.

Second Quarter 2023 Financial Results

Cash, cash equivalents, and marketable securities as of June 30, 2023, were $480.0 million compared to $401.8 million as of March 31, 2023. The Company expects existing cash, cash equivalents and marketable securities to fund operating expenses and capital expenditures into the third quarter of 2025.

●	For the three months ended June 30, 2023, net loss attributable to common stockholders was $40.3 million, or $0.56 per share, compared to net loss of $53.5 million, or $0.78 per share, for the same period in 2022.

●	Collaboration and other research and development revenues decreased by $3.5 million to $2.9 million for the three months ended June 30, 2023, compared to $6.4 million for the same period in 2022. The decrease is related to Bristol Myers Squibb’s program opt-in in the second quarter of 2022 that did not occur in the same period of 2023.
●	Research and development expenses decreased to $29.8 million for the three months ended June 30, 2023, compared to $43.7 million for the same period in 2022. The $13.9 million decrease is attributable to the Company’s strategic reprioritization, including a targeted clinical and manufacturing focus on EDIT-301, and reduced employee-related costs.
●	General and administrative expenses remained relatively flat, slightly increasing by $0.3 million to $17.2 million for the three months ended June 30, 2023, from $16.9 million for the same period in 2022.

Conference Call

The Editas Medicine management team will host a conference call and webcast today at 8:00 a.m. ET to provide and discuss a corporate update and financial results for the second quarter of 2023. To access the call, please dial 1-877-407-0989 (domestic) or 1-201-389-0921 (international) and ask for the Editas Medicine earnings call. A live webcast of the call will also be available on the Investors section of the Editas Medicine website at www.editasmedicine.com, and a replay will be available approximately two hours after its completion.

About Editas Medicine

As a clinical-stage genome editing company, Editas Medicine is focused on translating the power and potential of the CRISPR/Cas12a and Cas9 genome editing systems into a robust pipeline of treatments for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize transformative, durable, precision genomic medicines for a broad class of diseases. Editas Medicine is the exclusive licensee of Broad Institute’s Cas12a patent estate and Broad Institute and Harvard University’s Cas9 patent estates for human medicines. For the latest information and scientific presentations, please visit www.editasmedicine.com.

Forward-Looking Statements

This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements regarding the initiation, timing, progress and results of the Company’s preclinical and clinical studies and its research and development programs, including dosing 20 total patients by year-end in the RUBY trial, the timing for the Company’s receipt and presentation of data from its clinical trials and preclinical studies, including further clinical updates for the RUBY and EDITHAL trials by year-end, potential of, and expectations for, the Company’s product candidates, the timing or likelihood of regulatory filings and approvals, the Company’s expectations regarding commercial readiness, and the Company’s expectations regarding cash runway. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation and completion of pre-clinical studies and clinical trials, including the RUBY and EDITHAL trials, and clinical development of the Company’s product candidates, including EDIT-301; availability and timing of results from pre-clinical studies and clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; expectations for regulatory approvals to conduct trials or to market products and availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements. These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, the Company explicitly disclaims any obligation to update any forward-looking statements.

EDITAS MEDICINE, INC.

Consolidated Statement of Operations

(amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Collaboration and other research and development revenues	$2,887	$6,362	$12,738	$13,134
Operating expenses:
Research and development	29,779	43,659	67,583	81,635
General and administrative	17,202	16,937	40,211	36,483
Total operating expenses	46,981	60,596	107,794	118,118
Operating loss	(44,094)	(54,234)	(95,056)	(104,984)
Other income, net:
Other (expense) income, net	(7)	235	(1,590)	1
Interest income, net	3,811	546	7,320	1,015
Total other income, net	3,804	781	5,730	1,016
Net loss	$(40,290)	$(53,453)	$(89,326)	$(103,968)
Net loss per share attributable to common stockholders, basic and diluted	$(0.56)	$(0.78)	$(1.27)	$(1.52)
Weighted-average common shares outstanding, basic and diluted	71,376,678	68,640,858	70,157,204	68,563,348

EDITAS MEDICINE, INC.

Selected Consolidated Balance Sheet Items

(amounts in thousands)

(Unaudited)

	June 30,	December 31,
	2023	2022

Cash, cash equivalents, and marketable securities	$480,033	$437,371
Working capital	386,465	296,644
Total assets	541,953	514,321
Deferred revenue, net of current portion	60,667	60,667
Total stockholders’ equity	399,917	360,680

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Media and Investor Contact:

Cristi Barnett

(617) 401-0113

cristi.barnett@editasmed.com